SERVICES AGREEMENT
This Services Agreement (this “Agreement”) is entered into as of July 31, 2013 (the “Effective Date”), by and between athenahealth, Inc., a Delaware corporation with a primary business address of 311 Arsenal Street, Watertown, Massachusetts 02472 USA (hereinafter referred to as “Athena”), and Access Healthcare Services USA, LLC, a Delaware limited liability company with a primary business address of 8117 Preston Road, Suite 300, Dallas, Texas 75225 USA (“AHS USA”).
WHEREAS, Access Healthcare Services Private Limited, a company incorporated under the Indian Companies Act with a primary business address of Kochar Technology Park, SP-31AAmbattur Industrial Estate, Chennai 600058, Tamil Nadu, India (“AHS India”), is the 100% owner of AHS USA and will cause [Access Healthcare Services Philippines (or a similar name)], to be formed under the laws of the Philippines (“AHS Philippines”, together with AHS India, the “AHS Operating Companies”, AHS USA and the AHS Operating Companies, collectively, the “AHS Entities”);
WHEREAS, Athena and AHS India are parties to a certain Non-Disclosure Agreement dated as of September 5, 2012 (the “Existing NDA”);
WHEREAS, Athena, AHS USA, and AHS India entered into a certain Pilot Services Agreement, effective as of November 19, 2012 (the “Pilot Agreement”), under which AHS India provided business process services to Athena on a trial basis for the purpose of Athena's evaluation of the potential for entry into a longer-term definitive agreement between the parties thereto; and
WHEREAS, the parties hereto now desire to enter into such a definitive agreement and have the AHS Operating Companies provide the services set forth in Appendix A (together with any services set forth in a SOW entered into under this Agreement after the date hereof, the “Services”) to Athena under the terms of this Agreement;
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
1.    Relationship of Agreements
This Agreement supersedes the Pilot Agreement in all respects, and the Pilot Agreement is hereby terminated in all respects, including any provision that purports to survive such termination. In the case of any conflict between this Agreement and the Existing NDA, the terms of this Agreement shall control, and, regardless of any provision hereof to the contrary, the conflicting terms from such agreement shall not be considered incorporated into this Agreement. There are no other prior or collateral understandings or agreements between the parties other than those specifically described herein.
2.    Term and Termination
a.    Term. The term of this Agreement shall commence as of the Effective Date and will continue until the seventh anniversary thereof, renewing automatically for successive two-year periods unless either party provides prior written notice of its intent not to renew at least six months prior to the expiration of the then-current term.
b.    Definition. For purposes of this Agreement, “Change of Control” means any event or series of events after the Effective Date by which (i) any individual or entity (or multiple individuals or entities acting in concert) becomes the beneficial owner, directly or indirectly, of 50% or more of the equity securities entitled to vote for members of the governing body of AHS India on a fully-diluted basis (taking into account all such securities that such persons or entities have the right to acquire pursuant to any option right); or (ii) any individual or entity (or multiple individuals or entities acting in concert) acquires the power to exercise, directly or indirectly, a controlling influence over the management or policies of AHS India, or control over the equity securities entitled to vote for members of the governing body of any of AHS India on a fully-diluted basis (taking into account all such securities that such persons or entities have the right

**CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

to acquire pursuant to any option right) representing 50% or more of the combined voting power of such securities.
c.    Termination for Cause by Athena. Athena may terminate this Agreement and/or any SOW upon written notice to AHS USA if (i) (A) AHS USA materially breaches Section 3(f) (exclusivity), Section 8 (Compliance with Laws), Section 10 (Non-Solicitation, Non-Compete), Section 11(b) (HIPAA), Section 13 (Intellectual Property), or Section 14 (AthenaNet Access and Use) of this Agreement and does not cure such breach or default within thirty days after receiving written notice from Athena to AHS USA specifying the breach or default (provided that if the nature of any breach is such that a complete cure would be impossible within such thirty-day period in the AHS Entities' reasonable judgment, and if the AHS Entities have made commercially reasonable and good faith efforts to cure such breach, then the cure period shall be extended for an additional thirty days (resulting in a total of sixty days from the date of notice for the cure)); (B) AHS USA materially breaches any provision of an SOW or any of the other provisions of this Agreement not addressed in (A) above and does not cure such breach or default within sixty days after receiving written notice from Athena to AHS USA specifying the breach or default; (C) AHS USA materially breaches the obligations or conditions in Section 12, such termination will be immediate upon AHS USAs receipt of written notice from Athena specifying the breach; (D) any of the AHS Entities makes any assignment for the benefit of creditors, is insolvent, or is unable to pay its debts as they mature in the ordinary course of business; (E) any of the AHS Entities commits any material act of dishonesty, gross carelessness or willful misconduct in material performance of this Agreement; or (F) any of the AHS Entities has instituted by or against it any proceedings in bankruptcy or under any insolvency laws or for reorganization, receivership, or dissolution (and if involuntary, the proceeding is not dismissed within 60 days); (ii) a Change of Control occurs and the amounts paid by Athena for the provision of the Services during the twelve months preceding such Change in Control constituted more than 45% of the total revenue of the AHS Entities during that period; or (iii) Anurag Jain ceases to be an officer or director of AHS India or an employee of AHS USA during the Transition Period (as defined in Section 3(d)). Upon termination of this Agreement pursuant to this paragraph, Athena shall have the right to exercise the Buyout Option (as defined in Section 4(a)).
d.    Termination for Cause by AHS USA. AHS USA may terminate this Agreement and/or any SOW upon written notice to Athena, if Athena (i) materially breaches Section 13 (Intellectual Property) of this Agreement and does not cure such breach or default within fifteen days after receiving written notice from AHS USA specifying the breach or default; (ii) breaches its payment obligations under this Agreement and does not cure such breach within ten days after receiving written notice from AHS USA specifying the breach; (iii) materially breaches any provision of an SOW or any of the other provisions of this Agreement not addressed in clauses (i) or (ii) above and does not cure such breach or default within sixty days after receiving written notice from AHS USA specifying the breach or default; (iv) materially breaches the obligations or conditions in Section 12, such termination will be immediate upon Athena's receipt of written notice from AHS USA specifying the breach; (v) makes any assignment for the benefit of creditors, is insolvent, or is unable to pay its debts as they mature in the ordinary course of business; (vi) has instituted by or against it any proceedings in bankruptcy or under any insolvency laws or for reorganization, receivership, or dissolution (and if involuntary, the proceeding is not dismissed within 60 days); or (vii) commits any material act of dishonesty, gross carelessness or willful misconduct in material performance of this Agreement.
e.    Termination for Convenience by Athena. Athena may terminate this Agreement for convenience at any time in accordance with this Section 2(e). Athena shall bear all reasonable transition and similar expenses of Athena and the AHS Entities incurred in connection with a termination for convenience. Upon termination of this Agreement pursuant to this paragraph, Athena shall have the right to exercise the Buyout Option.
i.    Athena may elect to terminate this Agreement without paying any termination fees, provided that it does so on [___]** notice to AHS USA and provides the AHS Entities with work assignments that require a minimum number of full-time equivalents (“FTEs”) to provide the Services during each of the [___]** periods set forth in the table below, which minimum shall equal (A) the product of (1) the number of FTEs providing the Services on the day immediately preceding the date of notice of termination, multiplied by (2) the percentage set forth opposite the applicable [___]** period in the table below, less (B) any FTEs providing the Services under an SOW that is terminated for failure to meet quality or productivity standards on or after the date of notice of termination. The wind-down set forth in the table below will be spread as evenly as possible throughout the applicable year.

For the [___]** period ending on…	…the percentage shall be:
the [___]** of the date of notice of termination	[___]**%
the [___]** of the date of notice of termination	[___]**%
the [___]** of the date of notice of termination	[___]**%
the [___]** of the date of notice of termination	[___]**%

ii.    Athena may elect to terminate this Agreement immediately on notice of termination to AHS USA, provided that it pays a termination fee equal to the product of (A) the average aggregate monthly revenue recognized by the AHS Entities from the provision of the Services to Athena over the twelve full calendar months immediately preceding the effective date of the termination, multiplied by (B) the multiplier set forth in the table below opposite the period during which such termination is to take effect.

If the termination is to take effect.	…then the multiplier is:
prior to the end of the Transition Period	[___]**
on or after the end of the Transition Period and prior to the third anniversary of the end of the Transition Period	[___]**
on or after the third anniversary of the end of the Transition Period	[___]**

f.    Termination for Convenience by AHS USA. AHS USA may terminate this Agreement for convenience on twelve months' notice at any time after the third anniversary of the end of the Transition Period. If AHS USA gives notice of termination for convenience, then [___]**.
g.    Services. Upon the termination of this Agreement, the AHS Operating Companies will immediately cease providing the Services under all SOWs and, upon termination of an individual SOW, the AHS Operating Companies will immediately cease providing the Services under the applicable SOW.
h.    Transition Assistance. Unless AHS USA has terminated this Agreement under Section 2(d), the AHS Operating Companies will provide a reasonable amount of assistance to Athena in connection with the transition of the Services to Athena or a third party; provided, however, that without AHS USAs written consent such assistance will in no event be required beyond six months following the termination date or expiration date (the “Transition Assistance Period”). Athena will pay AHS USA its fees for such assistance, which fees will be consistent with those fees usually and customarily charged by the AHS Entities to their customers for similar services, and for those services for which there are no established rates, the rate would be a commercially reasonable rate, together with any out-of-pocket costs and expenses reasonably incurred by the AHS Entities in connection with such services. If Athena requires that the Services be transitioned to a third party, as a pre-condition to such assistance, Athena will ensure that such third party signs a confidentiality agreement with the AHS Entities that requires such third party to protect the AHS Entities' confidential information with confidentiality terms no less stringent than those set forth herein. In no event will the transition assistance provided by the AHS Operating Companies to transition the Services to a third party include any license to the AHS Entities' Property (as defined in Section 13(a)).
i.    Survival. The provisions of this Section 2, Sections 4 through 7, Section 9, Sections 10(a) and 10(b), Section 12, Section 13, and Sections 16 through 17 shall survive the termination of this Agreement, pursuant to the terms of such Sections.

3.    The Services
a.    Generally. The AHS Entities shall perform the Services in a professional and workmanlike manner and in the locations and at the Service Levels specified in Appendix A during the term of this Agreement. The AHS Entities shall not, absent the prior written consent of Athena, subcontract any portion of the Services, provided that Athena shall not unreasonably withhold consent for certain IT and technology development services provided by affiliates of the AHS Entities or entities that are affiliates of any family member of Anurag Jain, if the entities providing such services comply with such requirements as may be reasonably requested by Athena. The parties agree that Quibus Technologies Private Limited (“Quibus”) will be providing certain IT and technology development services under this Agreement and Athena hereby consents to Quibus's provision of such services. Athena shall, at its cost and in a timely manner, provide the information or materials and perform the actions required of it under Appendix A. The failure of any of the AHS Entities to perform its obligations under this Agreement shall be excused if and to the extent that its non-performance is caused by Athena's failure to perform its obligations under this Agreement or by circumstances beyond the reasonable control of the AHS Entities. Any change to the scope of the Services may only be effected as an amendment to Appendix A, executed in writing by the parties.
b.    Statements of Work; Change Requests. Prior to the implementation of any new service or process to be included in the Services, the parties hereto shall develop a mutually acceptable Statement of Work (an “SOW”) in a form similar to that for each of the existing Services identified in Appendix A, which shall be deemed to be included in and considered part of Appendix A once effective and shall include the following:
i.    Process description
ii.    Basic employee skill profile
iii.    Projected volumes
iv.    Delivery location
v.    Unit of measurement
vi.    Price per unit
vii.    Productivity parameters (if applicable), including ramp-time for new hires
viii.    Quality metrics (if applicable)
ix.    Turn-around-time requirements
The parties may agree in writing to any changes to the Services, including, without limitation, any revisions to an SOW, or to correct or update an assumption contained in an SOW that is inaccurate or has become inaccurate (a “Change Request”). Each party may accept or reject in its sole discretion any proposed Change Request submitted by the other party. Within ten business days of receipt of each such request from the other party, the receiving party will give written notice to the other party about what impact, if any, the proposed Change Request would have on each party's obligations under an SOW, including any changes in cost, if any, to Athena; the schedule associated with implementing the Change Request; and any other consequential changes. If a party elects to implement the Change Request in accordance with the details in the notice from the other party, the parties hereto shall use commercially reasonable efforts to enter into a mutually acceptable written agreement, which shall serve as an amendment to Appendix A, within fifteen business days of such election to effect the requested changes; no Change Request will alter the terms and conditions of this Agreement. No Change Request will have any contractually binding effect until such Change Request, or a writing based on such Change Request and discussions, has been executed by an authorized representative of each party.

c.    Contribution of Resources
i.    Athena shall dedicate such personnel resources to the relationship as may be reasonably necessary for the performance of its and AHS USA's obligations under this Agreement.
ii.    Throughout the term of this Agreement, Athena shall have the right, at its expense, to have one or more of its employees on site at each facility at which the Services are provided, provided that such employees must comply with any of the AHS Entities' security or other requirements while they are at the facility and Athena will be responsible for obtaining any legal or regulatory approvals for having such employee on site. Each of the AHS Entities shall provide work space, materials, information, and other resources reasonably necessary for such employees to perform their duties and shall reasonably cooperate with the visa process and any other aspects of secondment for such employees.
d.    Transition Period
i.    “Transition Period” means the period starting on the Effective Date and ending on the earlier of (A) the date on which the AHS Entities have a total of 1,000 FTEs working on Athena's account or (B) the third anniversary of the Effective Date.
ii.    Subject to the AHS Operating Companies' satisfaction of quality and productivity standards, Athena shall provide the AHS Entities with work assignments that require, and the AHS Entities shall provide staffing for, (A) at least [___]** FTEs working on Athena's account by the first anniversary of the Effective Date, (B) at least [___]** FTEs working on Athena's account by the second anniversary of the Effective Date, (C) at least [___]** FTEs working on Athena's account by the third anniversary of the Effective Date, (D) at least [___]** FTEs working on Athena's account by the fourth anniversary of the Effective Date, and (E) at least [___]** FTEs working on Athena's account by the fifth anniversary of the Effective Date (the number of FTEs required to be working on Athena's account by a particular date being referred to as a “Ramp-up Milestone”).
iii.    With respect to any SOW, any failure, in any material respect, to meet quality and productivity standards applicable to such SOW and to cure such failure within sixty days of notice thereof shall result in no additional or increased work being assigned to the AHS Entities under such SOW until such failure is cured, except that the current level of work under such SOW will be maintained. Failure to meet such standards, in any material respect, for any SOW on three or more occasions shall constitute cause for termination of that SOW. Upon either failure to cure within the required period or the termination of any SOW, the parties hereto shall mutually agree upon new Ramp-up Milestones and the number of FTEs that must be working on Athena's account to keep the restrictions set forth under Section 3(f) in effect. Any such restrictions in effect immediately prior to any such failure to cure or termination shall remain in effect at least until the parties hereto so agree. If there are material failures to meet quality or productivity standards across two or more SOWs representing at least 50% of the services being provided by the AHS Entities to Athena (measured using FTEs), and such failures are not cured within the applicable cure periods, then such failures shall constitute cause for purposes of Section 2(c).
iv.    After the AHS Entities have [___]** FTEs working on Athena's account, the amount of service provided to Athena (measured by the revenue recorded) during any calendar year may not decrease by more than [___]**% from the previous calendar year's volume, excluding the volume under any SOW that is terminated for the failure to meet quality and productivity standards at any point following the beginning of that previous calendar year.
v.    Work assignments and mix during the Transition Period shall conform to a transition plan being developed by the parties hereto, as it may be revised from time to time by their mutual consent.

e.    Dedicated Services
i.    From the Effective Date on and once and for so long as [___]** or more FTEs are working on Athena's account in India, each of the AHS Operating Companies will segregate Athena workflows and employees working on Athena's account from their operations servicing other clients in a separate secured area to which only employees providing the Services to Athena have access. The AHS Entities shall employ measures to ensure that (A) employees never have access to computer screens or content with respect to both the Services and services provided to other clients of any of the AHS Entities; and (B) that employees of the AHS Entities who are not working on Athena's account are prevented from accessing or using any of Athena's Confidential Information.
ii.    Personnel of the AHS Operating Companies dedicated to working on Athena's account shall not provide services to any other client of the AHS Entities during the period that such personnel are dedicated to working on Athena's account. For the avoidance of doubt, members of management of, and administrators at, any of the AHS Entities who provide managerial or administrative services, directly or indirectly, to clients of the AHS Entities generally, including Athena, shall not be considered “dedicated to working on Athena's account” and will not be prevented from accessing or using Athena's Confidential Information to the extent required for such employees to provide the Services.
iii.    Until [___]** FTEs are working on Athena's account in India, workspaces and resources used by employees of AHS India working on Athena's account may be used on separate shifts by employees of AHS India who are not working on Athena's account.
iv.    Subject to compliance with applicable law, Athena may place its hardware at the AHS Entities' facilities to help support production speed; the AHS Entities shall be responsible for the safety and security of such hardware. Athena shall be responsible for the costs directly associated with placing its hardware at the AHS Entities' facilities, including maintenance, transportation, customs, and any other government levies and for obtaining any licenses or approvals from the applicable government or regulatory authority.
v.    Starting in 2015 and continuing throughout the term of this Agreement, the parties hereto will explore Athena's leasing of space in the facility or office park in which AHS India provides services to Athena and the possibility of collaborative work on Athena's business.
f.    Exclusivity
i.    Attached hereto as Schedule 1 is a list of each existing and prospective client of any of the AHS Entities that provides physician revenue cycle or electronic health record products or services.
ii.    From the Effective Date until the first anniversary thereof, at all times when the most recent Ramp-up Milestone has been met, and at all times after the fifth anniversary of the Effective Date while at least [___]** FTEs are working on Athena's account, the following restrictions shall apply:
A.    The AHS Entities shall not contract with any new clients that offer products and services that are similar in function to any offering of Athena to physician practices (e.g., any medical billing, practice management, electronic health record, patient communication, medical referral, patient pre-registration, insurance pre-authorization, health care business informatics, or mobile medical informatics product or service) (any of the foregoing, a “Competitive Offering”); provided that the AHS Entities may, at any time within 90 days following the Effective Date, contract with any prospective client of any of them identified prior to the Effective Date. Upon the request of AHS USA, Athena shall consent in writing to the AHS Entities providing products and services to new clients that offer a Competitive Offering, which consent shall not be unreasonably withheld or delayed; each such new client for which Athena consents to the provision of products or services by any of the AHS Entities shall be deemed to have been added to Schedule 2 without any further action by the parties.

B.    Each person who works or has worked on Athena's account shall not work on the account of any of the AHS Entities' clients that are listed on Schedule 2 for six months after that person finishes working on Athena's account.
iii.    The obligations of the AHS Entities under this Section 3(f) shall terminate upon the termination of this Agreement or the consummation of the Buyout Option.
g.    [___]** Voice Services. AHS USA shall cause the AHS Entities to implement a voice-based service in [___]** by March 31, 2014.
h.    Business Process Transformation. Throughout the term of this Agreement, each party hereto shall make good faith efforts to commit reasonable time and resources toward improving the efficiency and quality of the parties' coordinated workflows involved in the provision of the Services, allocating to this effort at least one full-time employee with sufficient skills and experience to accomplish the mutually agreed process improvement goals. If they have not done so already, the parties hereto shall, within 60 days following the Effective Date, establish a common methodology that they will use to achieve mutually agreed workflow efficiency and quality improvements. Any savings realized from such initiatives would be shared on a mutually agreeable basis by the parties. Athena will use good faith efforts to develop with the AHS Entities hospital revenue cycle and payor-related business.
i.    Relationship Management
i.    Relationship Managers. Each party hereto shall appoint an individual relationship manager to serve as the primary point of contact for all issues concerning the relationship between the parties (“Relationship Manager”). Each Relationship Manager will be reasonably available to discuss matters of mutual concern with the other parties at the request of any of them. All Relationship Managers will have direct access to the top executives at their respective organizations to resolve issues promptly. Each party hereto may change its appointed Relationship Manager at any time by giving written notice to the other parties. The Relationship Managers shall meet, or conduct a telephone conference, at least weekly, to clarify and mutually resolve matters arising under this Agreement.
ii.    Information Flow. To inform the business process improvements contemplated above, AHS USA shall provide the following information to Athena: (A) a quarterly report of the financial performance of the AHS Entities' operations dedicated to Athena, which shall include the units of the Services provided, calculation of the degree to which the AHS Entities met service levels and quality standards, and a list of salary ranges for each job title of employees of the AHS Entities involved in providing the Services, together with such additional information as the parties hereto may agree is relevant; (B) as soon as practical after the Effective Date and each anniversary thereof, a list of all employees of the AHS Entities working on Athena's account, together with their job titles; (C) monthly and quarterly business reviews that cover the production of each team under each SOW; hiring, training, and attrition metrics for each of the AHS Operating Companies; and such other capacity and utilization metrics as may be reasonably requested by Athena; and (D) monthly forecasts of productivity for each Process identified on Schedule 3, along with a calculation of the accuracy of the most recent forecast.
4.    Buyout Option
a.    At any time after the first anniversary of the Effective Date, and during the term of the Agreement or after termination of the Agreement, pursuant to Sections 2(c), 2(e), or 2(f), Athena shall have the right, at its sole discretion, to purchase the operations of the AHS Entities dedicated to Athena (the “Buyout Option”) by providing written notice to AHS USA stating its intention to exercise such right. The operations of the AHS Entities would be transferable to Athena, one of its affiliates, or a third party, and the structure of such acquisition would be finalized prior to execution of the purchase agreement effecting the buyout, as mutually agreed by the parties hereto.

b.    The parties hereto would use commercially reasonable efforts and work on a mutually agreeable timeline to complete the purchase within six months from the date of the written notice, or such other period as may be mutually agreed by parties in writing.
c.    Any purchase would be contingent on Athena's satisfaction, in its sole and absolute discretion, with the results of due diligence of each of the AHS Entities and their respective operations. The AHS Entities would cooperate in all aspects of the due diligence process. All transition-related expenses would be borne by Athena; each party shall bear its own transaction expenses relating to the purchase (e.g., lawyers and accountants).
d.    The purchase would include:
i.    acquisition of [___]**, including, but not limited to:
A.    [___]**; and
B.    [___]**;
ii.    [___]**;
iii.    [___]**;
iv.    [___]**;
v.    [___]**;
vi.    [___]**; and
vii.    [___]**.
e.    The purchase price under the Buyout Option would be the greater of (i) [___]** and (ii) [___]**, in each case multiplied by the multiplier set forth in the table below opposite the period during which the purchase occurs and less the aggregate amount of outstanding principal and interest under any loans from Athena to any of the AHS Entities and increased by the amount of any taxes paid in advance by any of the AHS Entities in respect of the operations acquired by Athena, to the extent that such taxes apply to the period following such acquisition.

If the purchase is to occur...	then the multiplier is:
after the first anniversary of the Effective Date and before the end of the Transition Period	[___]**
on or after the end of the Transition Period and before the third anniversary of the end of the Transition Period	[___]**
on or after the third anniversary of the end of the Transition Period	[___]**
f.    For the purposes of this Agreement, [___]**. Such revenue shall be further adjusted over the calculation period by each of the following for the operations being acquired:
i.    [___]**.
ii.    [___]**;
iii.    [___]**; and
iv.    such other adjustments as the parties hereto may mutually agree upon.

5.    Representations, Warranties, and Covenants of AHS USA. AHS USA represents and warrants to Athena that:
a.    None of the AHS Entities or any of their respective employees or agents: (i) has been convicted of a federal health care crime; (ii) has been excluded from participation in any federal health care programs; or (iii) is currently under investigation or involved in any legal proceeding which may lead to such a conviction or exclusion, and they will notify Athena immediately if any of the foregoing occur.
b.    During the term of this Agreement, the AHS Entities will implement and maintain a compliance program intended to conform in material respects with the guidelines set forth in the U.S. Sentencing Guidelines and the Office of Inspector General's Compliance Program Guide for Third Party Medical Billing Companies. Upon request, the AHS Entities will provide a copy of the compliance plan for such program to Athena, on condition that such plan is treated as Confidential Information.
c.    On a continuing basis throughout the term of this Agreement, the AHS Entities shall not knowingly or as a result of gross negligence permit any media, data, or software provided by any of them to Athena to contain any code, virus, or other mechanism to disable, adversely affect, harm, or grant unauthorized access or use to Athena systems, equipment, or data. AHS USA shall promptly notify Athena of the discovery of any such code, virus, or mechanism.
d.    On a continuing basis throughout the term of this Agreement, that no software provided by the AHS Entities to Athena or used by any of the AHS Entities with respect to performance of the Services violates any applicable law or regulation of the United States or any of its states or any of the laws of India, the Philippines, or any other country in which the Services are provided, or any of their states or political subdivisions, regarding export or import of software, technology, or encrypted data, and that all necessary governmental permits, licenses, and approvals have been obtained and will be maintained to permit performance of the Services as contemplated in this Agreement.
e.    On a continuing basis throughout the term of this Agreement, that the encryption software used by the AHS Entities in connection with the Services complies substantially with the encryption requirements set forth in HCFA Internet Security Policy issued November 24, 1998, as it may be amended or updated from time to time, and provides encryption protection equal to or exceeding 128 bit encryption.
f.    It has all requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery, and performance of this Agreement has been duly authorized by it; and all approvals, authorizations, and consents of any governmental or regulatory authority required in order for it to enter into and perform its obligations under this Agreement have been obtained or granted.
g.    There have been no material breaches of the Existing NDA or the Pilot Agreement.
6.    Representations, Warranties, and Covenants of Athena. Athena represents and warrants to AHS USA that:
a.    Neither Athena, nor any of their respective employees or agents: (i) has been convicted of a federal health care crime; (ii) has been excluded from participation in any federal health care programs; or (iii) is currently under investigation or involved in any legal proceeding which may lead to such a conviction or exclusion, and it will notify AHS USA immediately if any of the foregoing occur.
b.    During the term of this Agreement, it will implement and maintain a compliance program intended to conform in material respects with the guidelines set forth in the U.S. Sentencing Guidelines and the Office of Inspector General's Compliance Program Guide for Third Party Medical Billing Companies. Upon request, it will provide a copy of the compliance plan for such program to AHS USA, on condition that such plan is treated as Confidential Information.

c.    On a continuing basis throughout the term of this Agreement, it shall not knowingly or as a result of gross negligence permit any media, data, or software it provides to any of the AHS Entities to contain any code, virus, or other mechanism to disable, adversely affect, harm, or grant unauthorized access or use to any of the AHS Entities' systems, equipment, or data. It shall promptly notify AHS USA of its discovery of any such code, virus, or mechanism.
d.    On a continuing basis throughout the term of this Agreement, that no software provided by it to any of the AHS Entities violates any applicable law or regulation of the United States or any of its states regarding export or import of software, technology, or encrypted data, and that all necessary governmental permits, licenses, and approvals have been obtained and will be maintained to permit performance of the Services as contemplated in this Agreement.
e.    On a continuing basis throughout the term of this Agreement, that the encryption software used by Athena in connection with the Services complies substantially with the encryption requirements set forth in HCFA Internet Security Policy issued November 24, 1998, as it may be amended or updated from time to time, and provides encryption protection equal to or exceeding 128 bit encryption.
f.    It has all requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery, and performance of this Agreement has been duly authorized by it; and all approvals, authorizations, and consents of any governmental or regulatory authority required in order for it to enter into and perform its obligations under this Agreement have been obtained or granted.
g.    There have been no material breaches of the Existing NDA or the Pilot Agreement.
7.    Disclaimer
OTHER THAN THE WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES TO ANY PERSON OR ENTITY WITH RESPECT TO THE SERVICES. EACH PARTY SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON¬INFRINGEMENT. NO PARTY'S AGENT OR EMPLOYEE IS AUTHORIZED TO MAKE ANY EXPANSION, MODIFICATION, OR ADDITION TO THIS LIMITATION AND EXCLUSION OF WARRANTIES IN THIS AGREEMENT.
8.    Compliance with Laws
a.    The parties hereto shall comply with all applicable laws, rules, and regulations in their performance of this Agreement. Each party will, at its own expense, cooperate with, and provide any necessary information to, the other parties to the extent reasonably required for such compliance.
b.    The parties will promptly negotiate in good faith to amend this Agreement as necessary so as to incorporate any legally required contractual provisions and to allocate fairly between them the costs and burdens, if any, associated with performance of specific, legally required beyond those set forth herein or otherwise existing as of the Effective Date.
c.    Compliance with New York Law
i.    To the extent that in connection with this Agreement each party hereto receives or has access to health information sourced from or provided by the State of New York or any agency thereof, it agrees to comply with the following New York State AIDS/HIV Related Confidentiality Restrictions Notice:
“This information has been disclosed to you from confidential records, which are protected by state law. State law prohibits you from making any further disclosure of this information without the specific written consent of the person to whom it pertains, or as otherwise permitted by law. Any unauthorized further disclosure in violation of state law may result in a fine or jail sentence or both. A general authorization for the release of medical or other information is not sufficient authorization for further disclosure.”
ii.    No party hereto shall disclose Medicaid Confidential Data (as defined under statues or regulations of the State or New York) without prior written approval of the New York State Department of Health Office of Medicaid Management.
iii.    To the extent that, in connection with the performance of this Agreement, a party hereto receives or has access to eligibility data from Medicare or any Medicaid Program, that party will restrict its access to such Medicaid and Medicare eligibility data to the sole purpose of verification of patient eligibility for Medicaid and Medicare benefits respectively where the patient has requested such payment for medical services.
d.    Compliance with International Worker Protection Laws. Each of the AHS Operating Companies will comply with employee and workplace laws, regulations, and requirements in the countries in which it provides the Services and will provide to Athena, upon Athena's reasonable request from time to time, appropriate written assurances regarding the specific compliance steps and measures that such AHS Operating Company has taken.
9.    Pricing and Payment
Athena shall pay to AHS USA the fees for the Services at the rates set forth in each SOW in Appendix A hereto. AHS USA shall invoice Athena for the Services provided each month by the 10th of the following month. Athena shall remit payment to AHS USA for all invoiced amounts not subject to reasonable dispute by wire transfer to a bank account designated by AHS USA within thirty days after Athena's receipt of such invoice. If Athena does not cure any failure to pay invoiced amounts on a timely basis within ten days after notice from AHS USA of such failure, any unpaid balance will bear interest at 1.5% per month or, if less, the maximum rate allowed by law. In case Athena disputes in good faith all or any part of the invoice amount, then the same shall be communicated by Athena to AHS USA within seven days from the date of receipt of invoice from AHS USA. The parties shall mutually discuss and cooperate with each other to resolve the dispute relating to the invoice and, in case the parties are not able to come to a resolution, then the same shall be referred to a dispute resolution mechanism in Section 17; provided, however, that Athena hereby agrees to pay the entire undisputed invoice amount within the said payment period. All fees paid hereunder are non-refundable. Athena shall make all payments due hereunder without any right of set-off or chargeback. Within fifteen days after any expiration or termination of this Agreement or any SOW, Athena will pay to AHS USA any unpaid and undisputed fees due for the Services performed and other applicable charges, taxes, costs, and expenses to the effective date of termination or expiration, and AHS USA will credit (or pay in the event of a credit that cannot be applied) any unapplied credits properly due with respect to the Services performed to the date of termination or expiration, all as per the terms of the applicable SOW. Athena shall pay all taxes, including sales and use tax, but excluding any tax based upon the net income of the AHS Entities if imposed by any government as a result of payments made to AHS USA under this Agreement.
10.    Non-Solicitation; Non-Compete
a.    From the Effective Date until the first anniversary of the termination or expiration of this Agreement (unless the Agreement is terminated for cause by AHS USA), none of the AHS Entities shall, either directly or indirectly, solicit, recruit, retain, or hire (whether as an employee, consultant, or otherwise) any individual employed by Athena or any of Athena's Affiliates without Athena's consent. During the one year period after the termination or expiration of this Agreement, nothing in this section shall prohibit the AHS Entities from (i) engaging in general solicitation efforts not targeted at Athena or any of Athena's affiliates, such as, by way of example only, newspaper advertisements, Internet postings, or job fair events, or (ii) hiring any employee of Athena or any of Athena's affiliates who responds to any such general solicitation efforts set forth in (i) with Athena's consent, which shall not be unreasonably withheld.

b.    From the Effective Date until the first anniversary of the termination or expiration of this Agreement, none of the AHS Entities shall, either directly or indirectly, solicit or encourage any client of Athena, or any potential client of Athena which any of the AHS Entities had contact on behalf of Athena, to purchase or use items or services competitive with those of Athena.
c.    During the term of this Agreement, none of the founders of the AHS Entities will form another entity that is not performing Services for Athena and offers a Competitive Offering to other clients or offers products or services to any third party that offers a Competitive Offering. The foregoing will not preclude the founders from any investments in any entities where the founders do not have any involvement in the day-to-day operations of such entity.
11.    HIPAA
a.    Generally. During the term of this Agreement, Athena will provide the AHS Operating Companies with access to “Protected Health Information,” as that term is defined under the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, as amended from time to time (collectively, “HIPAA”). Each of the AHS Operating Companies is therefore acting as a “Business Associate” (as defined under HIPAA) of Athena in the course of performing the Services. Athena and the AHS Operating Companies therefore agree to be bound by the Business Associate Terms and Conditions attached hereto as Appendix B. The AHS Operating Companies shall not provide AHS USA with access to any Protected Health Information at any time on or after the Effective Date, and, if AHS USA should gain access to any Protected Health Information, AHS USA shall immediately and automatically become bound by the terms set forth in Appendix B.
b.    Security Measures. Capitalized terms used in this Section, but not otherwise defined, shall have the same meaning as those terms in 45 CFR §§160 through 164. In addition to and without diminishing its other obligations under this Agreement with respect to privacy, security, and confidentiality, the AHS Operating Companies will:
i.    implement appropriate authentication and access controls to safeguard PHI consistent with the requirements of HIPAA;
ii.    use appropriate encryption when it transmits PHI electronically;
iii.    not store PHI beyond periods necessary to perform work under this Agreement and to conduct reasonable troubleshooting and quality control checking in connection with performance of such work;
iv.    maintain a formal program to comply with privacy and security requirements, including written policies;
v.    maintain a full-time privacy officer on location;
vi.    not perform or allow performance of any work under this Agreement other than on the AHS Operating Companies' premises and ensure that such facilities are guarded at all times and access to them is controlled by key cards and posted guards or similar protection;
vii.    restrict entry into work processing areas by proximity cards or similar protection; and
viii.    restrict employee access to the Internet, e-mail, and removable media (including, without limitation, smart cards, USB devices, floppy disks, CDs, DVDs, removable hard drives, and tapes) to deter removal of PHI from the AHS Operating Companies' premises.

12.    Confidentiality
a.    Definition. Subject to Section 12(b) below, “Confidential Information” means any and all information pertaining to the business, products, services, or technology of a party hereto, or any third party on whose behalf that party holds such information in confidence, that is disclosed by that party (the “Disclosing Party”) or its agents to another party (the “Recipient”) or its agents, and (i) is identified as Confidential Information under any provision of this Agreement; (ii) is clearly labeled or otherwise identified in writing as confidential; (iii) is identified orally as confidential at the time of disclosure with written confirmation within fifteen days thereafter; or (iv) would be apparent to a reasonable person, familiar with the Disclosing Party's business and the industry in which it operates, to be of a confidential or proprietary nature the maintenance of which is important to the Disclosing Party. Confidential Information shall include, but not be limited to, information considered “Confidential Information” under either the Existing NDA or the Pilot Agreement, financial information, business plans, marketing strategies, research and development activities, trade secrets, computer programs and codes, software design, network topology and security measures, claims processing rules and procedures, data relating to customers and customer transactions, pricing information, the terms of this Agreement (except to the extent that such terms must be disclosed by Athena or the AHS Entities in a filing with the Securities and Exchange Commission of the United States or similar entity in another jurisdiction), and information relating to the discussion or negotiation of any agreement or other relationship between any of the parties hereto.
b.    Exceptions. Regardless of any other provision of this Agreement to the contrary, Confidential Information shall not include any information that (i) is or becomes publicly available (other than through unauthorized disclosure by the Recipient or any of its affiliates, agents, or employees), (ii) is shown by written record to have been in the possession of or known to the Recipient prior to its disclosure hereunder, (iii) is shown by written record to have been independently developed by the Recipient without access to or use of the Confidential Information of the Disclosing Party, or (iv) is shown by written record to have been made available without restriction to the Recipient by any person other than the Disclosing Party or any of its directors, officers, employees, attorneys, or other advisors without breach of any obligation of confidentiality of such other person.
c.    Use and Disclosure. From and after the Effective Date, the Recipient shall hold and maintain all Confidential Information in the strictest confidence, without disclosure to any third party absent the prior written consent of the Disclosing Party, and shall use such information solely for the purpose of performing the Recipient's obligations under this Agreement. The Recipient shall use reasonable care to maintain the confidentiality of Confidential Information, provided that such care shall be at least as great as the precautions taken by the Recipient to protect its own confidential information. Regardless of any provision of this Agreement to the contrary, the Recipient may disclose Confidential Information (i) on a “need-to-know” basis to any of the Recipient's (and in the case of AHS USAto the AHS Operating Companies and their) directors, officers, employees, and permitted contractors or subcontractors to the extent that the Recipient causes that individual to treat, hold, and maintain such Confidential Information in the strictest confidence and only use such Confidential Information for the purpose of performing the Recipient's obligations under this Agreement and (ii) as required by law or any court or governmental order, if, to the extent legally permissible, the Recipient provides the Disclosing Party with prompt written notice of such requirement so that the Disclosing Party may seek an appropriate protective order with respect thereto.
d.    Return. Following termination of this Agreement and upon the Disclosing Party's request, the Recipient will promptly deliver to the Disclosing Party all materials containing or consisting of Confidential Information in the Recipient's actual or constructive possession or control. At such time, the Recipient will also destroy any Confidential Information in an intangible format (e.g., electronic or magnetic) that is in its actual or constructive possession or control on equipment or media owned or controlled by Recipient. Despite any provision of this Agreement to the contrary, the Recipient may retain for its records a single copy of any correspondence between the Recipient and the Disclosing Party that contains Confidential Information, which correspondence will be kept strictly confidential by the Recipient.

e.    Ownership. All Confidential Information is and shall remain the property solely of the Disclosing Party or the third party that provided such information to the Disclosing Party, and the Recipient shall not obtain any right, title, or interest in or to any Confidential Information under this Agreement or by the performance of any obligations hereunder. The Recipient may not decompile, reverse engineer, or disassemble any portion of the Disclosing Party's software, programs, or code.
f.    Remedies. The Recipient acknowledges and agrees that, due to the unique and highly sensitive nature of the Confidential Information and PHI, a breach of this Section 12 would cause irreparable harm to the Disclosing Party for which the Disclosing Party could not be adequately compensated by money damages. Accordingly, the Recipient agrees that, in addition to all other remedies available to the Disclosing Party in an action at law, in the event of any breach or threatened breach by the Recipient of the terms of this Section 12, the Disclosing Party shall, without the necessity of proving actual damages or posting any bond or other security, be entitled to injunctive relief, including, but not limited to, specific performance of the terms hereof.
13.    Intellectual Property
a.    AHS Entities' Property. The AHS Entities will retain all rights, title and interest in and to each Service or deliverable, or portion thereof (except for the Work Product set forth in Section 13(c)), all business processes, data, databases, data formats and structures, software, documents, functionality, interfaces, procedures, programs, records, reports, rules, screens, statistics, and similar items and all intellectual property rights and other rights therein, that is or was (i) disclosed or provided or made available or accessible by the AHS Entities to Athena or obtained by Athena from any of the AHS Entities in connection with this Agreement; (ii) developed or owned by the AHS Entities prior to the Effective Date; (iii) conceived and reduced to practice by the AHS Entities entirely on the AHS Entities' own time without using equipment, supplies, facilities, trade secrets or Confidential Information of Athena; (iv) licensed to the AHS Entities by a third party; or (v) generally applicable to the AHS Entities' products and services and are not unique to the business of Athena, as well as any intellectual property rights and derivative works associated with any of the foregoing (collectively, the “AHS Entities' Property”). No license is hereby granted to Athena in connection with AHS Entities' Property, other than a non-exclusive, non-transferable, non-sublicensable, personal, revocable license to use AHS Entities' Property for the performance of Athena's obligations under this Agreement during the term of this Agreement and during the Transition Assistance Period, and Athena shall not use AHS Entities' Property for any other purpose. Athena hereby irrevocably and exclusively assigns to the AHS Entities any and all right, title, and interest that Athena might have in or to any and all AHS Entities' Property and shall use all reasonable efforts to assist the AHS Entities in obtaining and enforcing, anywhere in the world, all applicable intellectual property rights in any AHS Entities' Property, in each case at the AHS Entities' expense.
b.    Athena Property. All business processes, data, databases, data formats and structures, documents, functionality, interfaces, procedures, programs, records, reports, rules, screens, statistics, and similar items (i) disclosed or provided or made available or accessible by Athena to the AHS Entities or obtained by any of the AHS Entities from Athena in connection with this Agreement (including, but not limited to, data and databases provided by Athena under this Agreement that have been processed or altered by any of the AHS Entities and the formats for such data); (ii) developed or owned by Athena prior to the Effective Date; (iii) conceived and reduced to practice by Athena without using Confidential Information of any of the AHS Entities; or (iv) licensed to Athena by a third party, as well as any intellectual property rights and derivative works associated with any of the foregoing (all of the foregoing, collectively, “Athena Property”) is and will at all times remain the property solely of Athena or Athena's customers. No license is hereby granted to any of the AHS Entities in connection with Athena Property, other than a non-exclusive, non-transferable, non- sublicensable (except to permitted subcontractors performing Services), revocable license to use Athena Property for the performance of the AHS Entities' obligations under this Agreement, and none of the AHS Entities shall use Athena Property for any other purpose or in violation of Section 14. Each of the AHS Entities hereby irrevocably and exclusively assigns to Athena any and all right, title, and interest that AHS Entity might have in or to any and all Athena Property and shall use all reasonable efforts to assist Athena in obtaining and enforcing, anywhere in the world, all applicable intellectual property rights in any Athena Property, in each case at Athena's expense.

c.    AHS-Developed Property. Upon exercise of the Buyout Option or the termination of this Agreement, and upon Athena's payment in full of any applicable fees for the Work Product (as defined below) and subject to Sections 13(a) and 13(b), Athena shall own all right, title, and interest in and to the following to the extent that they are developed by the AHS Entities for Athena pursuant to an SOW: (i) any explanation of benefits data entry tool used to provide services to Athena, to be developed under an SOW, and (ii) any other tool or process that relates exclusively to the delivery of Services to Athena and is developed by or behalf of any of the AHS Entities pursuant to an SOW between Athena and any of the AHS Entities for such development, as well as any intellectual property rights and derivative works associated with any of the foregoing ((i) and (ii) collectively, “Work Product”). Each of the AHS Entities shall use all reasonable efforts to assist Athena in obtaining and enforcing, anywhere in the world, all such applicable intellectual property rights, in each case at Athena's expense.
d.    License to AHS Property. Upon the exercise of the Buyout Option and subject to the terms and conditions of this Agreement, the AHS Entities shall grant to Athena and its wholly owned subsidiaries a worldwide, non- assignable, non-sublicensable, personal, royalty-free, three-year license to use any other tools or processes owned by any of the AHS Entities and developed by or on behalf of any of the AHS Entities for Athena that relate to the delivery of Services to Athena (“Licensed IP”). Athena shall be responsible for the incremental direct costs incurred by the AHS Entities in connection with segregating and delivering the Licensed IP. The AHS Entities are under no obligation to provide any maintenance or upgrades for the Licensed IP and all maintenance and upgrades would be performed by the AHS Entities, at Athena's expense and pursuant to a separate written agreement by the parties. The AHS Entities own all right, title and interest in and to any derivative works to the Licensed IP.
14.    AthenaNet Access and Use
a.    Definitions
i.    “athenaNet” means software applications, associated databases, and associated technology made available by Athena on an ASP basis that comprises Athena's athenaNet® multi-user practice and clinical management system. athenaNet technology includes, without limitation, the screens, functions, and formats for organizing or presenting data and data made available by Athena as part of athenaNet and the manuals, specifications, instructions, and training provided by Athena in connection with athenaNet, whether written or otherwise.
ii.    “Other Systems” means other electronic systems or databases of Athena to which any of the AHS Operating Companies may need access rights for the performance of its obligations under this Agreement.
iii.    “Athena Systems” mean athenaNet and Other Systems, collectively.
b.    Access and Use. Each of the AHS Operating Companies shall comply with, and shall ensure that each of its users comply with, the following terms:
i.    It will access and use the Athena Systems only as required to perform its obligations under this Agreement, including, without limitation to enter data or modify data or to upload or download documents, and in compliance with all written policies and procedures that Athena may provide to the AHS Entities from time to time (including, without limitation, policies and procedures for administering role-based access levels and adding and removing users).
ii.    To the extent that, in order to provide the Services, it needs to use any software, hardware, equipment, or other technology that is licensed to Athena by a third party, it will access and use such technology only in compliance with such license. Athena shall provide the terms and restrictions of such license to the AHS Entities, secure for the AHS Operating Companies the right to access and use any such third-party system, and shall pay any fees, costs, and expenses associated with such access.

iii.    It will not knowingly, directly or indirectly, export or transmit (A) any software, application, access to any Athena Systems, or any related documentation or technical data or (B) any product, part, process, or service that is the direct product of any of the Services in or to any country to which such export or transmission is restricted by regulation or statute without the prior written consent, if required, of the Office of Export Administration of the United States Department of Commerce or such other governmental entity as may have jurisdiction over such export or transmission. In addition, and without limitation of the foregoing, it will not knowingly, directly or indirectly, export or transmit any of the foregoing to any country other than as required to perform its obligations under this Agreement.
iv.    In accessing or using the Athena Systems, it will not (A) make such access or use in connection with provision of any services to any third party; (B) make such access or use other than through and by its own employees who are registered with Athena individually as authorized users thereof; (C) make such access or use other than by electronically secure means and methods approved in advance in writing by Athena and only by the use of unique and confidential Login IDs and passwords applied to each individual user; (D) resell, lease, encumber, sublicense, distribute, publish, transmit, or provide such access or use to any third party in any medium whatsoever; (E) make such access or use accessible on any public system or multiple computer or user arrangement or network to anyone except itself and Athena; (F) derive specifications from, reverse engineer, reverse compile, disassemble, or create derivative works based on Athena Systems applications; (G) copy data or screens from the Athena Systems, except on an occasional basis as necessary to perform its obligations under this Agreement; or (H) knowingly input or post through or to the Athena Systems any content that is illegal, threatening, harmful, lewd, offensive, or defamatory or that infringes the intellectual property rights, privacy rights, or rights of publicity of others or that contains any virus, worm, Trojan Horse, or other mechanism that could damage or impair the operation of the Athena Systems or grant unauthorized access thereto.
v.    It will not make or operate or permit operation of any copy of any elements of the Athena Systems, except as explicitly authorized by Athena in writing or as may be necessary for the provision of the Services. If and to the extent that it makes or operates any copy of the Athena Systems, such copy will belong exclusively to Athena and will be located only upon a server with a root password solely owned and controlled by Athena, and none of the AHS Entities will restrict or permit restriction of electronic or physical access of Athena to such server.
vi.    In accessing or using the Athena Systems, it will not order, review, access, or use any data in excess of that reasonably necessary for it to perform its obligations under this Agreement.
vii.    It will limit access to and use of the Athena Systems by its personnel to secure levels agreed to by Athena. Each of the AHS Operating Companies is responsible for the actions of individuals to which it grants access to the Athena Systems. If any of the AHS Entities or any of its employees discloses user credentials to an unauthorized person, the AHS Entities are validating the identity and authority of such person to act on its behalf as to any access or use of Athena Systems with such credentials and will be responsible for such access and use. Each of the AHS Entities will notify Athena immediately if it becomes aware of any unauthorized use of any Athena Systems username or password, or, where applicable, a user making more than three failed system log-on attempts during any given day, and will take reasonable steps with Athena to shut off access to the Athena Systems by the individual associated with such username or password.
c.    Facility Security. With respect to a facility owned or leased by or on behalf of any of the AHS Operating Companies where it creates, receives, maintains, or transmits PHI on behalf of Athena, where applicable, it shall implement administrative, physical, and technical safeguards that reasonably and appropriately protect the confidentiality, integrity, and availability of PHI and Athena's Confidential Information. Capitalized terms used in this Section, but not otherwise defined, shall have the same meaning as those terms in 45 CFR §§160 through 164. Such safeguards shall include, without limitation:
i.    establishment and enforcement of appropriate clearance procedures and supervision to assure that its workforce follows the requirements of this Agreement consistent with the requirements of HIPAA;

ii.    immediate and effective termination of access to PHI and Athena's Systems by any of its staff upon that person's termination or reassignment;
iii.    training of its staff to assure that they comply with its obligations consistent with the requirements of HIPAA;
iv.    implementation of appropriate disposal and reuse procedures with respect to documents and equipment to protect PHI consistent with the requirements of HIPAA;
v.    implementation of appropriate authentication and access controls to safeguard PHI consistent with the requirements of HIPAA;
vi.    use of appropriate encryption when it transmits PHI electronically;
vii.    storage of PHI only for such periods as are necessary to perform work under this Agreement and to conduct reasonable troubleshooting and quality-control checking in connection with performance of such work;
viii.    maintenance of a formal program to comply with privacy and security requirements, including written policies;
ix.    maintenance of a full-time privacy officer at each of the AHS Operating Companies' facilities;
x.    prevention of the performance of any of the Services other than on the AHS Operating Companies' premises;
xi.    ensuring that the AHS Operating Companies' facilities are guarded on a 24-hour-per-day basis and access to them is controlled by key cards and posted guards or similar protection;
xii.    restriction of entry into work processing areas by proximity cards or similar protection;
xiii.    restriction of employee access to the Internet, e-mail, and removable media (including, without limitation, smart cards, USB devices, floppy disks, CDs, DVDs, removable hard drives, and tapes) to deter removal of PHI from the AHS Operating Companies' premises; and
xiv.    active maintenance of an appropriate business continuity and disaster recovery plan to restore operations and services within the timeframes specified by Athena.
d.    Audit
i.    Each of the AHS Entities will keep accurate and appropriate business records pertaining to (A) the details of each transaction specified in the invoices billed by AHS USA to Athena to the extent necessary to substantiate the amounts billed; (B) the compliance program specified in Section 5(b); (C) the physical, administrative, and technical security controls and measures in respect of Confidential Information as specified in Section 11(b); (D) the security measures to be maintained as specified in this Section 14; and (E) access to and use of Athena Systems.
ii.    The AHS Entities shall, as soon as practicable following written request of Athena, but no more frequently than quarterly, provide copies of their records to Athena to the extent reasonably necessary to verify any reports provided by any of them, compliance with the security measures outlined in this Agreement, compliance with their other obligations under this Agreement, or any charge or payment amount. Athena shall bear the costs relating to each such records request.
iii.    Athena or its consultants may, upon reasonable advance written notice of no less than ten business days, conduct quarterly financial, operational, and security audits and assessments of the

AHS Entities' Athena-dedicated operations and any shared service functions that support Athena's account, which audits may include the physical, administrative, and technical security measures in place at any facility at which Services are provided. Such audits will take place during regular business hours at the principal offices of the party being audited or at a mutually agreed location. All audits will be scheduled in such a manner as not to interfere unreasonably with the operations of the party that is subject to the audit. Athena shall bear the costs relating to each such audit.
iv.    The AHS Operating Companies will each obtain an SSAE-16 Service Organization Controls Report (“SOC 1”) no later than September 30, 2013, as well as such other reports and certifications as Athena may reasonably require from time to time, and shall actively maintain controls in the areas of information technology, security, and business operations sufficient to maintain a current SOC 1 Opinion regarding the sufficiency of the AHS Operating Companies' controls and a current ISO 27001 certification or its equivalent.
15.    Insurance
The AHS Entities will use best efforts to apply for the following insurance as soon as possible after the Effective Date and after obtaining such insurance shall maintain throughout the remainder of the term of this Agreement commercial general liability insurance that covers bodily injury or death as a result of the provision of the Services, and under which Athena is named as an additional insured with respect to a third-party claim against Athena for such bodily injury or death arising as a proximate result of incorrect data entered into data fields in athenaNet by either of the AHS Operating Companies, where such incorrect data entry was not caused by the negligence, willful misconduct, or error or omission of Athena. Each such policy shall provide thirty days' prior notice of cancellation to Athena, and, upon request, a copy of the certificate thereof shall be delivered to Athena. The minimum limits of liability of such insurance, including applicable umbrella coverage, shall be $[___]** per claim and $[___]** annual aggregate. The foregoing insurance policy shall be maintained with companies which have a rating of at least “A-” and are within a financial size category of not less than “Class VIII” in the most current Best's Key rating Guide.
16.    Indemnification; Limitations
a.    Indemnification
i.    Indemnification by AHS USA. Subject to the limitations imposed by Section 16(c), AHS USA shall indemnify, defend, and hold harmless Athena, Athena's Affiliates, and the respective directors, officers, managers, members, shareholders and employees of any of the foregoing (“Athena Indemnitees”) from and against any and all third party claims, suits, and proceedings and any related damages, liabilities, losses, costs, and expenses (including, but not limited to, reasonable attorneys' fees) (all of the foregoing, collectively, “Claims”) to the extent that such Claims relate to or arise out of any of the AHS Entities' (A) actions under Section 16(a)(iv)1-5; (B) breach of Section 12 of, or Appendix B to, this Agreement; (C) violation of any applicable law or regulation that relate to the Services; (D) negligence or willful misconduct in the entry of incorrect data in any data field in athenaNet that results in bodily injury or death (to the extent not resulting from the acts or omissions of the Athena Indemnitees or any representative of the Athena Indemnitees); (E) failure to pay any taxes as and when due associated with any failure to fulfill the AHS Entities' obligations as to taxes hereunder; or (F) the gross negligence or willful misconduct of any of the AHS Entities in the performance of the Services. AHS USA shall be relieved of any obligation to indemnify, defend, or hold the Athena Indemnitees harmless with respect to any such claims, demands, actions, damages, costs, and expenses to the extent they result from the acts or omissions of the Athena Indemnitees. “Affiliates” means, with respect to any legally recognizable entity, any other such entity directly or indirectly Controlling, Controlled by, or under common Control with such entity. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a legally recognizable entity, whether through the ownership of more than fifty percent (50%) of the voting shares, by contract, or otherwise; but in any such case, such entity shall be deemed to be an Affiliate only so long as such Control exists.

ii    IP Indemnification by AHS USA. Subject to the limitations imposed by Section 16(c), AHS USA shall indemnify, defend, and hold harmless the Athena Indemnitees from and against any and all third party claims, suits, or proceedings to the extent a claim is based on Athena's permitted use of the AHS Entities' Property or Work Product under this Agreement constituting an infringement of a patent issued as of the Effective Date, trademark, trade name, trade secret, copyright, or other intellectual property right, and AHS USA will pay those damages and costs finally awarded against the Athena Indemnitees in any monetary settlement of such suit or action that are specifically attributable to such claim. In the event that Athena's use of the same is enjoined as a result of such a claim, AHS USA shall, at its sole option and expense, either: (A) procure for Athena the rights necessary to continue using the AHS Entities' Property or Work Product; or (B) replace or modify the affected portion of the AHS Entities' Property or Work Product so that it no longer infringes or misappropriates the third party's rights, provided that such replaced or modified AHS Entities' Property or Work Product maintains the same functionality. If AHS USA reasonably determines that neither of these options is commercially reasonable, AHS USA may terminate this Agreement and Athena's further use of any infringing portion of the AHS Entities' Property or Work Product and Athena will have no further payment obligations hereunder except with respect to accrued fees. The indemnity set forth in this Section 16 will be Athena's sole and exclusive remedy and the AHS Entities' entire liability and obligation for any claim of infringement or misappropriation in connection with the subject matter of this Agreement The provisions of the foregoing indemnity will not apply with respect to any instances of alleged infringement based upon or arising out of (X) the AHS Entities' compliance with Athena's designs or specifications in the development of Work Product or (Y) the use by Athena of the AHS Entities' Property or Work Product: (I) in any manner for which the AHS Entities' Property or Work Product was not designed; (II) that has been modified by Athena or any third party; (III) in connection with or in combination with any product, device, or software that has not been supplied or approved by the AHS Entities; (IV) other than in compliance with this Agreement; or (V) in a manner that is not reasonably foreseeable.
iii.    Indemnification by Athena. Subject to the limitations imposed by Section 16(c), Athena shall indemnify, defend, and hold harmless each of the AHS Entities and their Affiliates and their respective directors, officers, managers, members, shareholders, principals, and employees (“AHS Entities Indemnitees”) from and against any and all Claims to the extent that such Claims relate to or arise out of (A) Athena's actions under Sections 16(a)(ii)(X) or (Y); (B) Athena's breach of Section 12 or Appendix B to, this Agreement; (C) acts or omissions of Athena or its representatives in the provision of data; (D) Athena's violation of any applicable law or regulation; (E) business rules or instructions provided by Athena to the AHS Indemnitees under this Agreement or any actions duly taken by the AHS Entities in conformity with this Agreement, without error or defect by the AHS Entities and at the written request or instruction of Athena; (F) Athena's provision of services to Athena's customers, including any malpractice claims and defects or deficiencies in the service or products provided by Athena to its customers (to the extent the same is not caused by an act or omission of the AHS Entities); (G) Athena's failure to pay any taxes as and when due; or (H) Athena's gross negligence or willful misconduct in connection with this Agreement. Athena shall be relieved of any obligation to indemnify, defend, or hold the AHS Entities Indemnitees harmless with respect to any such claims, demands, actions, damages, costs, and expenses to the extent they result from the acts or omissions of the AHS Entities Indemnitees.
iv.    IP Indemnification by Athena. Subject to the limitations imposed by Section 16(c), Athena shall indemnify, defend, and hold harmless the AHS Entities Indemnitees from and against any and all third party claims, suits, or proceedings to the extent a claim is based on the AHS Entities Indemnitees permitted use of the Athena Property under this Agreement constituting an infringement of a patent issued as of the Effective Date, trademark, trade name, trade secret, copyright, or other intellectual property right, and Athena will pay those damages and costs finally awarded against the AHS Entities Indemnitees in any monetary settlement of such suit or action that are specifically attributable to such claim. In the event that AHS Entities Indemnitees' use of the same is enjoined as a result of such a claim, Athena shall, at its sole option and expense, either: (A) procure for the AHS Entities Indemnitees the rights necessary to continue using the Athena Property; or (B) replace or modify the affected portion of the Athena Property so that it no longer infringes or misappropriates the third party's rights, provided that such replaced or modified Athena Property maintains the same functionality. If Athena, in its reasonable discretion, determines that neither of these options is commercially reasonable, Athena may terminate this Agreement and the AHS Entities Indemnitees will have no further obligations hereunder. The indemnity set forth in this Section 16 will be the AHS Entities Indemnitees' sole and exclusive remedy and Athena's entire liability and obligation for any claim of infringement or misappropriation in connection with the subject matter of this Agreement The provisions of the foregoing indemnity will not apply with respect to any instances of alleged infringement based upon or arising out of the use of the Athena Property: (1) in any manner for which the Athena Property was not designed; (2) that has been modified byAHS Entities Indemnitees or any third party, unless approved in writing by Athena; (3) in connection with or in combination with any product, device, or software that has not been supplied or approved by Athena; (4) other than in compliance with this Agreement; or (5) in a manner that is not reasonably foreseeable.
v.    Procedure. Each indemnitee shall promptly notify the party from which it is seeking indemnification of any Claim that might give rise to that party's obligations under this Section 16, and that party shall be relieved of such obligations as to that indemnitee if the indemnitee fails to provide such notice and that party is materially harmed by such failure. The indemnifying party shall have the right to immediately take control of the defense and investigation of such Claim and to employ and engage attorneys of its sole choice to handle and defend the same, at the its sole expense. Each indemnitee shall cooperate in all reasonable respects with the indemnifying party and its attorneys in the investigation, trial, and defense of each Claim and any appeal arising therefrom; provided, however, that the indemnitee may participate, at its own expense, in such investigation, trial, and defense of such Claim and any appeal arising therefrom. No party shall be liable for any costs or expenses incurred without that party's prior written authorization. No party shall settle any Claim on behalf of any indemnitee without that indemnitee's prior written consent.
b.    Force Majeure. No party will be responsible or liable under this Agreement to the other party for any delay, error, lost data, failure to perform, interruption, or disruption in the Services or disclosure of data caused by or resulting from any natural fire, severe weather, earthquake, flood, or other natural disaster or act of God; power failure; failure of the world wide web, an internet service provider, the internet, or other non-proprietary means of communication/connectivity utilized in connection with the Services; hacking or electronic vandalism; or other unavailability of the means of electronic communication between the parties for the provision of information relating to or in connection with the Services; legal act of a public authority; or strike, lockout, riot, or act of war if such cause is beyond the reasonable control of the party otherwise chargeable and that party has otherwise acted with reasonable care and in conformity with this Agreement with respect to such cause. With respect to any disclosure, corruption, or unavailability of data, no party will be responsible under this Agreement if it has adopted reasonable, diligent, and appropriate steps to maintain the security of its communications and facilities and to maintain the security, availability, and integrity of practice and other information relating to the provision of the Services in its possession or control. Notwithstanding the foregoing, such cause will not include a party's lack of funds, lack of credit, or other financial inability to perform. If AHS USA or Athena intends to rely on any of the foregoing conditions to forgive its performance or lack of performance under this Agreement, it will timely so notify the other party in order to permit the other party in its sole but reasonable discretion to suspend or curtail its own performance under this Agreement for such time as the condition continues and, if such condition continues for seven business days or more, the party not affected by the force majeure event may terminate the Agreement upon one hundred and eighty days' notice to the other party, provided that such party provides such notice if at all within ten business days or such other period as mutually agreed between the parties following affected party's notification of reliance on this provision.
c.    Limitation of Liability. Notwithstanding any provision of this Agreement to the contrary, no party hereto shall, in any event, regardless of the form of claim, be liable to the other party for (i) any indirect, special, punitive, exemplary, speculative, or consequential damages (including, but not limited to, any loss of use, loss of data, business interruption, and loss of income or profits), regardless of whether it had an advance notice of the possibility of any such damages; or (ii) damages relating to any claim that accrued more than two years before the institution of adversarial proceedings thereon. WITH RESPECT TO ALL CLAIMS, ACTIONS, AND CAUSES OF ACTION ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR TORT (INCLUDING NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE) AND WHETHER OR NOT

SUCH DAMAGES ARE FORESEEN, THE RESPECTIVE LIABILITY HEREUNDER OF THE AHS ENTITIES, COLLECTIVELY, WILL NOT EXCEED, IN THE AGGREGATE: (A) FROM THE EFFECTIVE DATE OF THE [___]** UNTIL THE [___]** ANNIVERSARY OF THE EFFECTIVE DATE OF THE [___]**, THE GREATER OF (1) $[___]** OR (2) THE TOTAL AMOUNT OF FEES ACTUALLY PAID TO AHS USA BY ATHENA UNDER THE [___]** DURING THE [___]** PERIOD IMMEDIATELY PRECEDING THE DATE THAT THE CLAIM, ACTION, OR CAUSE OF ACTION AROSE OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT; (B) FROM THE EFFECTIVE DATE OF ANY [___]** UNTIL THE [___]** ANNIVERSARY OF THE EFFECTIVE DATE OF ANY [___]**, THE GREATER OF (1) [___]** MULTIPLIED BY THE TOTAL AMOUNT OF FEES ACTUALLY PAID TO AHS USA BY ATHENA FOR THE MONTH PRECEDING THE DATE THAT THE CLAIM AROSE, OR (2) THE TOTAL AMOUNT OF FEES ACTUALLY PAID TO AHS USA BY ATHENA UNDER THE [___]** DURING THE [___]** PERIOD IMMEDIATELY PRECEDING THE DATE THAT THE CLAIM, ACTION, OR CAUSE OF ACTION AROSE OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT; AND (C) AFTER THE [___]** ANNIVERSARY OF THE EFFECTIVE DATE OF [___]**, THE TOTAL AMOUNT OF FEES ACTUALLY PAID TO AHS USA BY ATHENA UNDER THE [___]** DURING THE [___]** PERIOD IMMEDIATELY PRECEDING THE DATE THAT THE CLAIM, ACTION, OR CAUSE OF ACTION AROSE OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT (“LOOK BACK PERIOD”), LESS ANY FEES ALREADY ALLOCATED FOR PRIOR CLAIMS DURING THE LOOK BACK PERIOD. THE IMMEDIATELY FOREGOING LIMITATION IN THIS SECTION 16(c) WILL NOT APPLY TO THE EXTENT THAT CLAIMS, ACTIONS, AND CAUSES OF ACTION ARISE OUT OF, UNDER OR IN CONNECTION WITH AHS USAS OBLIGATIONS CONTAINED IN SECTION 13 (INTELLECTUAL PROPERTY), SECTION 12 (CONFIDENTIALITY), APPENDIX B, OR WITH RESPECT TO ANY ACT OR OMISSION OF THE AHS ENTITIES FOR WHICH ATHENA IS COVERED AS AN ADDITIONAL INSURED AS PROVIDED ABOVE IN SECTION 15, UP TO THE FINAL AMOUNT ACTUALLY RECOVERED BY ANY OF THE AHS ENTITIES FROM THE INSURER UNDER THE INSURANCE POLICY WITH RESPECT TO SUCH ACT OR OMISSION. THE PARTIES ACKNOWLEDGE THAT THE LIMITATIONS AND DISCLAIMERS SET FORTH IN THIS AGREEMENT WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.
17.    General Provisions
a.    Nothing in this Agreement is intended or shall be construed or interpreted to give any person or entity other than the parties hereto any legal or equitable right, remedy, or claim under or in respect of this Agreement or any provision contained herein.
b.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.
c.    If any controversy or claim arises relating to this Agreement, the parties will attempt in good faith to negotiate a solution to their differences, including progressively escalating any controversy or claim through senior levels of management. If negotiation does not result in a resolution within thirty days of the date when one party first notifies the other of the controversy or claim, either party may resort to litigation under Section 17(d).
d.    This Agreement shall be governed and construed in all respects in accordance with the laws of the Commonwealth of Massachusetts. Any claims relating to this Agreement or the provision of the Services shall be brought in the federal or state courts sitting in Massachusetts, and AHS USA shall be considered the AHS Operating Companies' agent for service of process.
e.    Nothing in this Agreement shall be deemed to create a partnership, joint venture, agency, or employment relationship between any of the parties hereto. The AHS Entities shall each be deemed to be an independent contractor. Except as expressly provided in this Agreement, each of the AHS Entities shall be responsible for all of its costs and expenses incurred in connection with the provision of the Services, including, but not limited to, all costs and expenses pertaining to its employees and agents.

f.    No party may assign any of its rights or obligations under this Agreement to any third party without the prior written consent of the other party; provided, however, that either party may assign its rights and obligations hereunder to any of its Affiliates or any successor-in-interest as the result of merger, consolidation, or the acquisition of all or substantially all of the assets of, or a majority equity interest in such party.
g.    Any amendment of or supplement to this Agreement, and any waiver of any breach or provision hereof, must be in writing and signed by both parties.
h.    All notices and other communications under this Agreement (other than routine operational communications) must be in writing and shall be deemed given (i) upon hand delivery, (ii) one day after deposit with an internationally recognized overnight courier with a reliable system for tracking delivery, or (iii) upon receipt of facsimile or electronic mail with confirmation of delivery, in each case to the address, facsimile number, or email address of the intended recipient set forth below or such other address, facsimile number, or email address as the intended recipient may specify by notice from time to time:

If to AHS USA	Access Healthcare Services USA, LLC Address: Attn: Facsimile: Email:

If to Athena:	athenahealth, Inc. 311 Arsenal Street Watertown, MA 02472 USA Attn: Facsimile: Email:

In witness whereof, the parties hereto have executed this Agreement as of the Effective Date,
Access Healthcare Services USA, LLC        athenahealth, Inc.
By: /s/ Anurag Jain______________        By: /s/ Jonathan Bush_____________
Name: Anurag Jain                Name: Jonathan Bush
Title: Chairman                    Title: CEO
Date: July 31, 2013                Date: July 31, 2013

SCHEDULE 1
EXISTING AND PROSPECTIVE REVENUE CYCLE AND ELECTRONIC HEALTH RECORD CLIENTS
EXISTING CLIENTS
1    [___]**
2    [___]**
3    [___]**
4    [___]**
5    [___]**
6    [___]**
7    [___]**
8    [___]**
9    [___]**
10    [___]**
11    [___]**
12    [___]**
13    [___]**
14    [___]**
15    [___]**
16    [___]**
17    [___]**
18    [___]**
19    [___]**
20    [___]**
PROSPECTIVE CLIENTS
1.    [___]**
2.    [___]**
3.    [___]**
4.    [___]**
5.    [___]**
6.    [___]**

SCHEDULE 2
LISTING COMPETITORS
[___]**

SCHEDULE 3
PRICING

Location	Process	Voice/Non-Voice	Unit of Work	Productivity Guidance	Rate
India	BLADE	Non-Voice	Image	N/A	$[___]**
India	Data Entry	Non-Voice	EOB Line	N/A	$[___]**
India	Data Entry - New Patient	Non-Voice	EOB Line	N/A	$[___]**
India	Posting Analyst	Non-Voice	Transaction	N/A	$[___]**
India	PKC	Non-Voice	FTE Hour	N/A	$[___]**
India	Unpostables	Non-Voice	FTE Hour	N/A	$[___]**
India	Matchcon	Non-Voice	FTE Hour	N/A	$[___]**
India	Posting QA	Non-Voice	FTE Hour	N/A	$[___]**
India	Remittance Tracking	Voice	Claim	6 / hour	$[___]**
India	Unpostables Tracking	Voice	Claim	6 / hour	$[___]**
India	Denials Management - Voice	Voice	Claim	6 / hour	$[___]**
India	Denials Management - Non-Voice	Non-Voice	Claim	15 / hour	$[___]**
India	Expanded Services - Voice	Voice	Claim	6 / hour	$[___]**
India	Expanded Services	Non-Voice	Claim	15 / hour	$[___]**
India	Enrollment Services - Non-Voice	Non-Voice	FTE Hour	N/A	$[___]**
India	Enrollment Services - Voice	Voice	FTE Hour	N/A	$[___]**
India	Clinical Document Services - Clinical Skill Set	Non-Voice	FTE Hour	N/A	$[___]**
India	Clinical Document Services - Non-Clinical Skill Set	Non-Voice	FTE Hour	N/A	$[___]**
India	Coordinator	Voice	FTE Hour	N/A	$[___]**
India	Credentialing - Non-Voice	Non-Voice	FTE Hour	N/A	$[___]**
India	Credentialing - Voice	Voice	FTE Hour	N/A	$[___]**
[___]**	Claim Tracking - Voice	Voice	Claim	6 / hour	$[___]**
[___]**	Denials Management - Voice	Voice	Claim	6 / hour	$[___]**
[___]**	Enrollment Services - Voice	Voice	FTE Hour	N/A	$[___]**

APPENDIX B
BUSINESS ASSOCIATE TERMS AND CONDITIONS
1.    Definitions. For purposes of this Appendix, capitalized terms used, but not otherwise defined in this Agreement or this Appendix shall have the same meaning as given to those terms in 45 CFR §§160 and 164, which definitions are incorporated in this Appendix by reference. For purposes of this Appendix, “Business Associate” refers to the AHS Operating Companies, and “Covered Entity” or “Athena” refers to Athena. “Privacy Rule” refers to the privacy standards adopted under HIPAA and set forth at 45 CFR Part 160 and Part 164 Subparts A and E. “Security Rule” refers to the security standards adopted under HIPAA and set forth at 45 CFR Part 160 and Part 164 Subparts A and C. “HIPAA Final Rule” refers to the regulations promulgated by the U.S. Department of Health and Human Services, which amended the HIPAA Privacy and Security Rules pursuant to the Health Information Technology for Economic and Clinical Health Act (the “HITECH Act”), extending certain HIPAA obligations to business associates and their subcontractors.
2.    Obligations and Activities of Business Associate. Business Associate will:
a.    not use or disclose Protected Health Information that it receives from or on behalf of Athena or that it creates on behalf of Athena (collectively “PHI”) other than as permitted or required by this Appendix, or as required by law;
b.    not use or disclose PHI in a manner that would violate the requirements of the Privacy Rule when done by Athena, except as permitted by Section 3, below;
c.    use appropriate safeguards to prevent use or disclosure of the PHI other than as provided for by this Appendix and shall, after the compliance date of the HIPAA Final Rule, comply with the Security Rule with respect to Electronic PHI, to prevent use or disclosure of such information other than as provided for by the Agreement and this Appendix;
d.    implement administrative, physical, and technical safeguards that reasonably and appropriately protect the confidentiality, integrity, and availability of PHI (including electronic PHI);
e.    mitigate, to the extent practicable, any harmful effect that is known to Business Associate of a use or disclosure of PHI by Business Associate in violation of the requirements of this Appendix;
f.    report to Athena as soon as practicable and as required by HIPAA and the HITECH Act, as implemented by the HIPAA Omnibus Final Rule (“HIPAA Final Rule”) and any subsequent amendment thereto, or any subsequent rule or regulation interpreting or modifying HIPAA or the HITECH Act, any use or disclosure of PHI by Business Associate other than as provided for by this Agreement and any Security Incident (as defined in the Security Rule) with respect to electronic PHI;
g.    upon discovery of any Breach involving Unsecured PHI, notify Athena of that Breach without unreasonable delay; provided, however, that the parties acknowledge and agree that this Section constitutes notice by Business Associate to Athena of the ongoing existence and occurrence of attempted but Unsuccessful Security Incidents (as defined below) for which notice to Athena by Business Associate shall be required only upon request. “Unsuccessful Security Incidents” shall include, but not be limited to, pings and other broadcast attacks on Business Associate's firewall, port scans, unsuccessful log-on attempts, denials of service, and any combination of the above, so long as no such incident results in unauthorized access, use, or disclosure of PHI. Business Associate's notification to Athena shall include (i) identification, to the extent possible, of each individual whose Unsecured PHI has been, or is reasonably believed by Business Associate to have been accessed, used, or disclosed through the Breach; (ii) any other information known to Business Associate that Athena is required to include in its notice to affected individuals; and (iii) any other information that would need to be included in Athena's accounting of disclosures under HIPAA or the HITECH Act, as implemented by the HIPAA Final Rule and any subsequent amendment thereto or any subsequent rule or regulation interpreting or modifying HIPAA or the HITECH Act;

h.    ensure that any agent, including a subcontractor, to whom it provides PHI agrees to the same restrictions and conditions that apply through this Agreement to Business Associate with respect to such information;
i.    provide access, at the request of Athena, to PHI in a Designated Record Set, to Athena or, as directed by Athena, to an Individual in order to meet the requirements under 45 CFR § 164.524;
j.    make each amendment to PHI in a Designated Record Set that Athena directs or agrees to pursuant to 45 CFR § 164.526 at the request of Athena or an Individual;
k.    make its internal practices, books, and records relating to the use and disclosure of PHI available to the Secretary, in a time and manner designated by the Secretary, for purposes of the Secretary determining Athena's compliance with the Privacy Rule;
l.    document such disclosures of PHI and information related to such disclosures as would be required for Athena to respond to a request by an Individual for an accounting of disclosures of PHI in accordance with 45 CFR § 164.528;
m.    provide to Athena or an Individual, information collected in accordance with this Agreement, to permit Athena to respond to a request by that Individual for an accounting of disclosures of PHI in accordance with 45 CFR § 164.528;
n.    establish and enforce appropriate clearance procedures and supervision to assure that its workforce follows requirements consistent with HIPAA;
o.    act immediately and effectively to terminate access to PHI of any of its staff upon such staff member's termination or reassignment;
p.    provide appropriate training for its staff to assure that its staff complies with its obligations consistent with the requirements of HIPAA; and
q.    implement appropriate (i) disposal and reuse procedures with respect to documents and equipment, (ii) authentication and access controls, and (iii) appropriate encryption to protect PHI consistent with the requirements of the Security Rule.
3.    Permitted Uses and Disclosures by Business Associate.
a.    Except as otherwise limited in this Agreement or by other applicable federal or state law, Business Associate may use PHI to perform functions, activities, or services for, or on behalf of, Athena, and for the proper management and administration of Business Associate, provided that such use would not violate the Privacy Rule if done by Athena. To the extent Business Associate is carrying out any of Athena's obligations under the Privacy Rule pursuant to the terms of the Agreement or this Appendix, Business Associate shall comply with the requirements of the Privacy Rule that apply to Athena in the performance of such obligation(s). Business Associate will not record, store, or retain PHI in any form except as and to the extent necessary to provide its services. Business Associate will immediately cease such use when the provision of its services to Athena is complete.
b.    Business Associate will not disclose PHI to any person or entity other than Athena or, to the extent required for the performance of Business Associate's services to Athena, the individual to whom such PHI relates or the medical practice from which that PHI was obtained. Business Associate may use PHI to report violations of law to appropriate federal and state authorities, consistent with 45 C.F.R. § 164.502(j)(1).
c.    With Athena's prior written consent, Business Associate may use PHI to provide Data Aggregation services as permitted by 45 C.F.R. § 164.504(e)(2)(i)(B).

d.    With Athena's prior written consent, Business Associate may create de-identified PHI in accordance with the standards set forth in 45 C.F.R. § 164.514(b) and may use or disclose such de-identified data for any purpose.
4.    Obligations of Athena.
a.    Athena shall notify Business Associate of any limitation(s) in an applicable notice of privacy practices in accordance with 45 C.F.R. § 164.520, to the extent that such limitation may affect Business Associate's use or disclosure of PHI. Athena shall provide such notice no later than fifteen days prior to the effective date of the limitation.
b.    Athena shall notify Business Associate of any changes in, or revocation of, permission by an Individual to use or disclose PHI, to the extent that such changes may affect Business Associate's use or disclosure of PHI. Athena shall provide such notice no later than fifteen days prior to the effective date of the change. Athena shall obtain any consent or authorization that may be required by the HIPAA Privacy Rule, or applicable state law, prior to furnishing Business Associate with PHI.
c.    Athena shall notify Business Associate of any restrictions on the use or disclosure of PHI that Athena has agreed to in accordance with 45 CFR § 164.522, to the extent that such restriction may affect Business Associate's use or disclosure of PHI. Athena shall provide such notice no later than fifteen days prior to the effective date of the restriction.
d.    Athena shall not request Business Associate to use or disclose PHI in any manner that would not be permissible under the Privacy Rule, the Security Rule, or the HIPAA Final Rule if done by Athena, except as permitted pursuant to the provisions of Section 3 of this Appendix.
5.    Term and Termination.
a.    Upon material breach of the terms of this Appendix by Business Associate, Athena:
i.    will provide an opportunity for Business Associate to cure the breach or to end the violation, and, if Business Associate does not cure the breach or end the violation within the reasonable time specified by Athena, Athena will have the right to terminate this Agreement effective on notice of termination, without further liability by reason of such termination; or
ii.    if cure is not possible, will have the right immediately to terminate this Agreement without further liability by reason of such termination;
b.    Except as provided in paragraph (c) of this Section, upon any termination or expiration of this Agreement, Business Associate will return all PHI. Business Associate will retain no copies of PHI in any form.
c.    If return or destruction of the PHI is not feasible, Business Associate will notify Athena in writing of the conditions that make its return or destruction not feasible. Business Associate will extend the protections of this Agreement to such PHI and limit further uses and disclosures of such PHI to those purposes that make its return or destruction not feasible, for so long as Business Associate maintains such PHI.
d.    The obligations of Business Associate under paragraphs (b) and (c) of this Section will survive the termination of this Agreement.
6.    Miscellaneous. The parties agree to take such action to amend the terms of this Appendix from time to time as is necessary for either party to comply with the requirements of HIPAA, the Privacy Rule, the Security Rule, and the HIPAA Final Rule. Any ambiguity in this Agreement will be resolved to permit compliance with the Privacy Rule and the Security Rule and the HIPAA Final Rule. Any notice under this Agreement shall be given by recognized overnight delivery service or by certified mail, and notice shall be deemed to have been given upon receipt. This Appendix may be modified, or any rights under it waived, only by a written document executed by the authorized representatives of both parties. Nothing in this Appendix shall confer any right, remedy, or obligation upon anyone other than Business Associate and Athena. This Appendix is the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding and replacing all prior agreements, communications, and understandings (written and oral) regarding its subject matter.

SUPPORT AGREEMENT
This Support Agreement (this “Agreement”) is entered into as of July 31,2013 (the “Support Agreement Effective Date”), by and between athenahealth, Inc., a Delaware corporation with a primary business address of 311 Arsenal Street, Watertown, Massachusetts 02472 USA (hereinafter referred to as “Athena”) and Access Healthcare Services Private Limited, a company incorporated under the Indian Companies Act with a primary business address of Kochar Technology Park, SP-31A Ambattur Industrial Estate, Chennai 600058, Tamil Nadu, India (“AHS India”) (AHS India and Athena, individually a “Party” and collectively, the “Parties”).
WHEREAS, Athena is concurrently entering into the Services Agreement, dated as of July 31, 2013, with Access Healthcare Services USA, LLC, a Delaware limited liability company with a primary business address of 8117 Preston Road, Suite 300, Dallas, Texas 75225 USA (“AHS USA”), a wholly owned subsidiary of AHS India, to perform certain healthcare related business process outsourcing services for Athena (“Services Agreement”) and such Services Agreement is attached hereto as Exhibit A;
WHEREAS, the Parties desire that AHS India support certain of AHS USA's obligations set forth in the Services Agreement and that AHS India guarantees certain current and future obligations of AHS USA under the Services Agreement; and
WHEREAS, the Parties desire that any new entity formed by AHS India, including AHS Philippines to be bound by certain provisions of the Services Agreement.
NOW, THEREFORE, in consideration of the promises contained herein the Parties agree as follows:
1.    Definitions:
Any capitalized terms not otherwise defined in this Agreement have the meanings ascribed to them in the Services Agreement.
2.    Operating Companies:
Pursuant to the Services Agreement, the Operating Companies will be providing the Services to Athena. The Parties acknowledge, however, that AHS Philippines has not been formed as of the Support Agreement Effective Date. Once AHS India forms AHS Philippines, AHS India will cause AHS Philippines to sign an agreement, which contains terms and obligations substantially similar to the terms and obligations of AHS India as set forth in Section 3 of this Agreement.
3.    Obligations:
AHS India will be bound by the obligations in the following provisions of the Services Agreement, to the same extent as AHS USA: Section 2(h) (Transition Assistance), Section 3(c)(ii) (Contribution of Resources), Section 3(e) (Dedicated Services), Section 3(f) (Exclusivity), Section 3(g) ([ ]** Voice Services), Section 4 (Buy-Out Option), Section 8 (Compliance with Laws), Section 10 (Non-Solicitation, Non-Compete), Section 11 (HIPPA), Section 12 (Confidentiality), Section 13 (Intellectual Property), Section 14 (AthenaNet Access and Use), Section 15 (Insurance), and Appendix B (Business Associate Terms and Conditions). AHS India makes the same representations and warranties set forth in Section 5 (Representations, Warranties, and Covenants of AHS USA) of the Services Agreement to the extent such representations and warranties apply to AHS India.
4.    Guarantee:
AHS India does hereby guarantee to Athena the punctual and faithful performance by AHS USA of each and every duty, promise, covenant, and obligation of AHS USA under and in accordance with the Services Agreement, including, without limitation, AHS USA's indemnification obligations under Section 16(a)(i) (Indemnification by AHS USA) and Section 16(a)(ii) (IP Indemnification by AHS USA).
5.    Duration:
This Agreement shall be co-terminous with the Services Agreement and continue in full force and effect throughout the term of the Services Agreement and any renewals or extensions thereof, and for so long as any of AHS USA's Obligations under the Services Agreement shall remain.

6.
EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, AHS INDIA DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES TO ANY PERSON OR ENTITY WITH RESPECT TO THE SERVICES. AHS INDIA SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT. NO AGENT OR EMPLOYEE OF AHS INDIA IS AUTHORIZED TO MAKE ANY EXPANSION, MODIFICATION, OR ADDITION TO THIS LIMITATION AND EXCLUSION OF WARRANTIES IN THIS AGREEMENT.

7.
The guarantees, obligations, and promises of AHS India set forth in this Agreement are subject to the same limitations of liability set forth in Section 16(c) (Limitation of Liability) of the Services Agreement and the Force Majeure clause set forth in Section 16(b) of the Services Agreement.

8.
Nothing in this Agreement is intended or shall be construed or interpreted to give any person or entity other than the Parties hereto any legal or equitable right, remedy, or claim under or in respect of this Agreement or any provision contained herein.

9.	This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

10.
If any controversy or claim arises relating to this Agreement, the Parties will attempt in good faith to negotiate a solution to their differences, including progressively escalating any controversy or claim through senior levels of management. If negotiation does not result in a resolution within thirty days of the date when one Party first notifies the other of the controversy or claim, either Party may resort to litigation under Section 11.

11.
This Agreement shall be governed and construed in all respects in accordance with the laws of the Commonwealth of Massachusetts. Any claims relating to this Agreement or the provision of the Services shall be brought in the federal or state courts sitting in Massachusetts, and AHS USA shall be considered the AHS Operating Companies' agent for service of process.

12.
Nothing in this Agreement shall be deemed to create a partnership, joint venture, agency, or employment relationship between any of the Parties hereto. AHS India shall be deemed to be an independent contractor. Except as expressly provided in the Services Agreement, AHS India shall be responsible for all of its costs and expenses incurred in connection with the provision of the Services, including, but not limited to, all costs and expenses pertaining to its employees and agents.

13.
No Party may assign any of its rights or obligations under this Agreement to any third party without the prior written consent of the other Party; provided, however, that either party may assign its rights and obligations hereunder to any successor-in-interest as the result of merger, consolidation, or the acquisition of all or substantially all of the assets of, or a majority equity interest in such Party.

14.	Any amendment of or supplement to this Agreement, and any waiver of any breach or provision hereof, must be in writing and signed by both Parties.

15.
This Agreement is the entire agreement of the Parties relating to the subject matter set forth herein. There are no other prior or collateral understandings or agreements between the Parties other than those specifically described herein.

16.	All notices and other communications under this Agreement (other than routine operational communications) must be in writing and shall be deemed given (a) upon hand delivery, (b) one day after deposit with an internationally recognized overnight courier with a reliable system for tracking delivery, or (c) upon receipt or facsimile or electronic mail with confirmation of delivery, in each case to the address, facsimile number, or email address of the intended recipient set forth below or such other address, facsimile number, or email address as the intended recipient may specify by notice from time to time.

If to AHS India	AccessHealthcareServices Private, Ltd. Address: India Attn: Facsimile: Email:
If to Athena	Athenahealth, Inc. 311 Arsenal Street Watertown, MA 02472 USA Attn: Facsimile: Email:

In WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed on their behalf by their fully authorized officers, all as of the day and year first written.
Access Healthcare Services Private Limited        athenahealth, Inc.
By: /s/ Shaji Ravi    _________            By: /s/ Jonathan Bush_____________
Name: Shaji Ravi                    Name: Jonathan Bush
Title: Director                        Title: CEO
Date: July 31, 2013                    Date: July 31, 2013